EXHIBIT 3.2

AMENDED AND RESTATED BYLAWS
OF
ECHELON CORPORATION

(as amended through September 11, 2000)

POST-IPO CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ECHELON CORPORATION

        Echelon Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

        A.  The name of the Corporation is Echelon Corporation. Echelon Corporation was originally incorporated under the name Echelon Systems, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 7, 1988.

        B.  Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

        C.  The text of the Amended and Restated Certificate of Incorporation as previously amended or supplemented is restated and further amended to read as follows:

              ONE.  The name of this Corporation is Echelon Corporation.

              TWO.  The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

              THREE.  The nature of the business or purposes to be conducted by this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

              FOUR.  This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation shall have authority to issue is 100,000,000, with par value of $0.01 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000, with par value of $0.01 per share.

             The undesignated 5,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series. The Board of Directors is also authorized to determine or alter the powers, designations, preferences, rights and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

             The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

              FIVE.  The Corporation is to have perpetual existence.

              SIX.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

              SEVEN.  The exact number of directors shall be as set forth in the Bylaws of the Corporation.

              EIGHT.  Vacancies existing in the Board of Directors for any reason, and any directorships resulting from any increase in the authorized number of directors, may be filled between annual meetings of stockholders only by the Board of Directors acting according to the procedures for the filling of vacancies set forth in the Bylaws of the Corporation.

              NINE.  This Article shall become effective immediately upon the Corporation’s no longer being subject to Section 2115 of the California Corporations Code. Upon the effectiveness of this Article, the Board of Directors shall be divided into three classes consisting of as nearly equal numbers of directors as possible, and designated Class A, Class B, and Class C. The term of office of Class A shall expire at the first annual meeting of stockholders following the effectiveness of this Article, and each third annual meeting of stockholders thereafter; the term of office of Class B shall expire at the second annual meeting of stockholders following the effectiveness of this Article, and each third annual meeting of stockholders thereafter; and the term of office of Class C shall expire at the third annual meeting of stockholders following the effectiveness of this Article, and each third annual meeting of stockholders thereafter. If Section 2115 of the California Corporations Code becomes inapplicable to the Corporation upon the occurrence of an annual stockholders meeting, then the election of directors at such meeting shall be in accordance with the terms set forth in this Article NINE. If Section 2115 of the California Corporations Code becomes inapplicable to the Corporation between annual meetings of stockholders, then as soon as practicable following the effectiveness of this Article, the directors then in office shall by resolution of the Board of Directors select which of such directors shall be Class A directors, Class B directors and Class C directors. Directors added to the board of directors between annual meetings of stockholders by reason of an increase in the authorized number of directors shall belong to the class designated by the Board of Directors; provided however that the number of board seats designated to belong to Class A, Class B and Class C must be as nearly equal in number as possible. Following the effectiveness of this Article, stockholders may effect the removal of a director only for cause. This provision shall supersede any provision to the contrary in the Corporation’s Bylaws.

              TEN.  At all elections of directors of the Corporation, if any holder of stock of this Corporation entitled to vote at an election of directors shall have given the Corporation notice in accordance with the manner therefor set forth in the Corporation’s Bylaws of such holder’s intention to cumulate his or her votes for the election of directors, then each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit.

              ELEVEN.  Article TEN of this Amended and Restated Certificate of Incorporation, providing for cumulative voting, shall cease to be effective immediately upon the Corporation’s no longer being subject to Section 2115 of the California Corporations Code, and any provision to the contrary in the Bylaws of the Corporation shall then be null and void.

              TWELVE.  Anything in this Amended and Restated Certificate of Incorporation to the contrary notwithstanding, neither the provisions of this Article nor the provisions of Article ELEVEN (elimination of cumulative voting), Article NINE (classification of the Board of Directors), or Article SEVEN (authorized number of directors) of this Amended and Restated Certificate of Incorporation nor the provisions of Section 2.3 (special meeting), Section 2.15 (advance notice of stockholder nominees), Section 2.16 (advance notice of stockholder business), or Section 9.2 (supermajority vote) of the Bylaws shall be repealed or amended, nor shall any provision inconsistent with the aforementioned provisions be adopted and added to this Amended and Restated Certificate of Incorporation or the Bylaws except upon the affirmative vote of not less than two-thirds of the shares of the Corporation issued and outstanding.

              THIRTEEN.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

              FOURTEEN.  To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware Corporation Law as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article FOURTEEN, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article FOURTEEN, shall eliminate or reduce the effect of this Article FOURTEEN in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FOURTEEN, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

              FIFTEEN.  Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

              SIXTEEN.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, Echelon Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by M. Kenneth Oshman, its President, this 31st day of July, 1998.

ECHELON CORPORATION
/s/ M. Kenneth Oshman

M. Kenneth Oshman, President